SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 30, 2010

BIONOVO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-33498	20-5526892
(Commission File Number)	(IRS Employer Identification No.)

5858 Horton Street, Suite 400, Emeryville, CA 94608

(Address of Principal Executive Office) (Zip Code)

(510) 601-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 30, 2010, Bionovo, Inc. (the “Company”) issued a press release announcing that the Company has filed a Certificate of Amendment to its Amended Certificate of Incorporation (the “Certificate of Amendment”) to effect a 1-for-5 share consolidation, or reverse stock split, that will become effective with the opening of trading on August 31, 2010. The primary objective in effecting a reverse stock split at this time is to better enable the company to maintain the listing of its common stock on The NASDAQ Capital Market. The Company’s common stock will continue trading on The NASDAQ Capital Market and will begin trading on a split-adjusted basis at the opening of trading on Tuesday, August 31, 2010.

As previously announced by the Company at Bionovo’s annual meeting of shareholders held on May 3, 2010, shareholders approved the reverse stock split and the Certificate of Amendment.

At the effective time of the reverse stock split, every five (5) shares of Bionovo’s pre-split common stock, par value $0.0001 per share, will automatically be consolidated into one (1) post-split share of common stock, par value $0.0001 per share. The reverse stock split will automatically convert all of the company’s common stock issued and outstanding, and all unexercised warrants and options. As a result of the reverse split, the number of issued and outstanding shares of common stock will be approximately 21.8 million, subject to adjustment for fractional shares. The reverse stock split will not affect any shareholder’s ownership percentage of Bionovo’s common stock, except to the limited extent that the reverse split would result in any fractional shares being rounded up.

It is expected that NASDAQ will append a “D” to the company’s ticker symbol to indicate the completion of the reverse split and that after a 20 trading-day period following effectiveness of the reverse split, the ticker symbol will revert to “BNVI”. In addition, the common stock will also trade under a new CUSIP number effective August 31, 2010.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, August 30, 2010, entitled “Bionovo Announces Reverse Stock Split”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BIONOVO, INC (Registrant)

Date: August 31, 2010	By:	/s/ Isaac Cohen
Isaac Cohen
Chairman and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

EXHIBIT 99.1	Press Release, August 30, 2010, entitled “Bionovo Announces Reverse Stock Split”